Form N-SAR, Sub-Item 77D

Policies with respect to security investments


Nuveen Tax-Advantaged Total Return Strategy Fund
811-21471


The Board of the above referenced fund approved investment policy changes that apply overall to the fund as a whole:

At least 60% of the funds managed assets will be invested in tax-advantaged income-producing equity securities, including DRD preferred securities;
The fund has greater flexibility to invest (up to 70% of the funds managed assets) in non-U.S. issues of any currency;
The fund has greater flexibility to invest (up to 20% of the funds managed assets) in securities of issuers of emerging market countries; and
The fund has flexibility to use derivatives both for hedging purposes and to enhance risk-adjusted returns, including writing (selling) covered options.

And the Board approved investment policy changes that apply only to the global equity strategy portion of the Fund:

The global equity income strategy may invest in common stocks, preferred securities, convertible securities, convertible preferred securities, real estate investment trusts (REITs), master limited partnerships
(MLPs), and debt; and
The funds policies regarding credit ratings as they apply to the equity securities in the global equity income strategy portion of the fund have been eliminated.